                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment _____________ )*



                                Clark/Bardes Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    180668105
                  ---------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                           -------------------------
CUSIP No. 180668105                    13G              Page 2 of 10 Pages
          -----------------
----------------------------                           -------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Wanger Asset Management, L.P.  36-3820584

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                               (a) [_]

                                                                     (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            None
     NUMBER OF
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES
                            930,000
    BENEFICIALLY
                      ----------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

                            None
        EACH
                      ----------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

       PERSON               930,000

        WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        930,000

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.3 %

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                           -------------------------
CUSIP No. 180668105                    13G              Page 3 of 10 Pages
          -----------------
----------------------------                           -------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                               (a) [_]

                                                                     (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            None
     NUMBER OF
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES
                            930,000
    BENEFICIALLY
                      ----------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

                            None
        EACH
                      ----------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

       PERSON               930,000

        WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        930,000

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.3 %

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                           -------------------------
CUSIP No. 180668105                    13G              Page 4 of 10 Pages
          -----------------
----------------------------                           -------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Acorn Trust

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                               (a) [_]

                                                                     (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            None
     NUMBER OF
                      ----------------------------------------------------------
                       6    SHARED VOTING POWER
       SHARES
                            775,000
    BENEFICIALLY
                      ----------------------------------------------------------
      OWNED BY         7    SOLE DISPOSITIVE POWER

                            None
        EACH
                      ----------------------------------------------------------
     REPORTING         8    SHARED DISPOSITIVE POWER

       PERSON               775,000

        WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        775,000

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.0 %

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IV

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)   Name of Issuer:

                   Clark/Bardes, Inc.


Item 1(b)   Address of Issuer's Principal Executive Offices:

                   102 South Wynstone Park Drive
                   North Barrington, Illinois 60010


Item 2(a)   Name of Person Filing:

                   Liberty Wanger Asset Management, L.P. ("WAM")
                   WAM Acquisition GP, Inc., the general partner of WAM
                    ("WAM GP")
                   Liberty Acorn Trust ("Acorn")



Item 2(b)   Address of Principal Business Office:

                   WAM, WAM GP and Acorn are all located at:

                   227 West Monroe Street, Suite 3000
                   Chicago, Illinois 60606


Item 2(c)   Citizenship:

                   WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust

Item 2(d)   Title of Class of Securities:

                   Common Stock

Item 2(e)   CUSIP Number:

                   180668105

Item 3      Type of Person:

                   (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                   (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

Item 4      Ownership (at December 31, 2001):

                   (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                        930,000

                   (b)  Percent of class:

                        7.3 % (based on 12,824,320 shares outstanding as of November 12, 2001)

                   (c)  Number of shares as to which such person has:

                              (i)   sole power to vote or to direct the vote:
                                    none

                              (ii)  shared power to vote or to direct the vote:
                                    930,000

                              (iii) sole power to dispose or to direct the
                                    disposition of:  none

                              (iv)  shared power to dispose or to direct
                                    disposition of:  930,000

Item 5      Ownership of Five Percent or Less of a Class:

                   Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                   The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not Applicable

Item 8      Identification and Classification of Members of the Group:

                   Not Applicable

Item 9      Notice of Dissolution of Group:

                   Not Applicable

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002


               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     LIBERTY ACORN TRUST



                                     By:  /s/ Bruce H. Lauer
                                        ----------------------------------------
                                              Bruce H. Lauer
                                              Vice President, Treasurer and
                                              Secretary

                                  Exhibit Index
                                  -------------


Exhibit 1 Joint Filing Agreement dated as of February 13, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc., and Liberty Acorn Trust

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

               Dated: February 13, 2002


                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary



                                     LIBERTY ACORN TRUST


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary